EXHIBIT 10.16


                    SETTLEMENT AND CROSS-LICENSING AGREEMENT

   This Settlement and Cross-Licensing Agreement ("Agreement") is entered into effective as of July 8, 1996 ("Effective Date") between Tanox Biosystems, Inc., a Texas corporation, with its principal offices at 10301 Stella Link, Houston, Texas 77025 ("Tanox") and Genentech, Inc., a Delaware corporation, with its principal offices at 460 Point San Bruno Boulevard, South San Francisco, California 94080-4990 and Genentech International Limited, a Bermuda corporation, with its principal offices at Reid House, 31 Church Street, Hamilton HM 12 Bermuda (the term "Genentech" as used herein shall mean Genentech, Inc., and/or Genentech International Limited, as appropriate).

   Tanox and Genentech, Inc. are parties to a lawsuit, Civil Action No. H-94-0189, in the United States District Court for the Southern District of Texas, Houston Division, styled TANOX BIOSYSTEMS, INC. V. GENENTECH, INC. ET AL. resulting from the consolidation of Civil Action No. H-94-0239, styled TANOX BIOSYSTEMS, INC. V. GENENTECH, INC., ET AL. with Civil Action No. H-94-0189, styled GENENTECH, INC. V. TANOX BIOSYSTEMS, INC. (the "Lawsuit"), which they desire to settle.

   Tanox and Genentech, together with Ciba-Geigy, Ltd. ("Ciba"), have also reached an agreement in principle under which Genentech and Tanox and Ciba would merge their respective anti-IgE antibody projects and such agreement has been memorialized in an Outline of Terms (a copy of which is attached hereto as Exhibit 1), which Tanox, Genentech and Ciba are executing to be effective simultaneously with this Agreement and which provides for the development and commercialization of one or more anti-IgE products (the "Multiparty Transaction").

   In addition to their execution of the Outline of Terms, Tanox and Genentech wish to enter into this agreement to: (i) release and indemnify each other from and settle all claims which each may have against the other in connection with the Lawsuit; (ii) license certain patent rights which each of the Parties has and desires to obtain from the other; and (iii) reflect all other agreements between the Parties relating to the settlement of the Lawsuit, the Multiparty Transaction, and the licensing of such patents by each Party to the other.


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   Therefore, Tanox and Genentech agree as follows:

   1.0 DEFINITIONS. In addition to the words otherwise used as defined terms throughout this Agreement, the words set forth below will have the meanings indicated when used in this Agreement.

       1.1"AFFILIATE" shall mean (i) an organization fifty (50%) percent or more of the voting stock of which is owned and/or controlled directly or indirectly by a Party; (ii) an organization which directly or indirectly owns and/or controls fifty percent (50%) or more of the voting stock of a Party; (iii) an organization which is directly or indirectly under common control of a Party through common share holdings; or (iv) an organization as to which a Party can demonstrate that the operation and management of such organization is under the control, directly or indirectly, of the Party.

       1.2"AGGREGATE ANNUAL NET SALES" shall mean the aggregate of Net Sales each calendar year for all Genentech Licensed Products.

       1.3"ALL CLAIMS" shall mean all existing and future claims, demands, and causes of action, known or unknown, pending or threatened, for all existing and future damages and remedies (i) that arise out of or are in any way related to the Incident and (ii) that were brought, could have been brought, or were sought to be brought in the Lawsuit. Under this definition, "All Claims" includes but is not limited to all claims, demands, lawsuits, debts, accounts, covenants, liens, encumbrances, agreements, actions, counterclaims, cross-actions, liabilities, obligations, losses, attorney's fees, costs, expenses, remedies, and causes of action of any nature, whether in contract or in tort, or based upon fraud or misrepresentation, breach of duty or common law, or arising under


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or by virtue of any judicial decision, federal, state or foreign statute or regulation, for past, present, and future damages, property or economic damage, and for all other losses and damages of any kind, including BUT NOT LIMITED TO the following: all actual damages; all exemplary and punitive damages; all penalties of any kind, including WITHOUT LIMITATION any tax liabilities or penalties; lost profits or goodwill; consequential damages; damages ensuing from loss of credit; damages ensuing from breach of the covenant or duty of good faith and fair dealing; damages ensuing from breach of any federal, state, or foreign antitrust law; damages ensuing from breaches of confidential and fiduciary duties; damages ensuing from breach of contract; damages ensuing from actual or constructive fraud; and prejudgment and postjudgment interest, costs, and attorney's fees.


       1.4"ANTI-IQE ANTIBODY(IES)" shall mean an antibody directed against the immunoglobulin IgE as an antigen, fragments or conjugates of such antibodies, and other constructs comprising antibodies which are derived from or contain any of the above-specified components.

       1.5"COMBINATION PRODUCT" shall mean any pharmaceutical formulation or method or system for use in humans which contains (i) an Anti-IgE Antibody and
(ii) at least one other ingredient or substance which is also Therapeutically Active or a device that enhances application and use of an Anti-IgE Antibody and is sold as part of a product or system that contains an Anti-IgE Antibody. "THERAPEUTICALLY ACTIVE" shall mean biologically active but shall not include diluent, vehicles or specific adjuvants or any other ingredient or substance which does not have any, or has only incidental, therapeutic properties when present alone and is included to aid or enhance the activity of an Anti-IgE Antibody.

       1.6"CONSIDERATION" shall mean the value or benefit to each of the Parties, respectively, of the licenses, royalties, payments and agreements contained herein and in the Outline of Terms and all other mutual promises, covenants, agreements, releases, and representations set forth in this Agreement.


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       1.7"CROSS-LICENSE PROVISIONS" shall mean those provisions of this
Agreement set forth in Sections 4.0, 5.0, 6.0 and 7.0.

       1.8"FIRST COMMERCIAL SALE" shall mean the date of the first commercial sale to an independent third party by a Party or its sublicensee of a Licensed Product in a country following appropriate regulatory approval to sell such Licensed Product in such country.

       1.9"GENENTECH LICENSED PRODUCT" shall mean any pharmaceutical formulation or product or method or system which contains an Anti-IgE Antibody (excluding any Anti-IgE Antibody identified and synthesized by Tanox and/or Ciba) and which is made, used or sold by Genentech or a sublicensee of Genentech hereunder and which is not a product made, used or sold by Genentech or a sublicensee of Genentech under the Outline of Terms or Definitive Agreement.

       1.10 "GENENTECH NET SALES" shall mean the gross invoiced sales price charged by Genentech or its sublicensees hereunder for Genentech Licensed Products in arm's length sales to third parties (excluding sales for clinical trial purposes), after deduction of the following items, to the extent that such items were incurred during such calendar quarter with respect to sales of Genentech Licensed Products hereunder regardless of the calendar quarter in which such sales were made, are included in the price charged, and do not exceed reasonable and customary amounts in the market in which such sale occurred:

   (i)   trade and quantity discounts or rebates;

   (ii) credits or allowances given or made for rejection or return of and for uncollectible amounts on previously sold Genentech Licensed Products or for retroactive price reductions to distributors holding existing product inventories to conform to reductions in the price charged for new purchases of product;


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   (iii) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Genentech Licensed Product and borne by the seller thereof; and

   (iv) any charges for freight or insurance in a CIF (cost, insurance, freight) sale.

       1.11 "GENENTECH PATENTS" shall mean those patents owned in whole or in part now or in the future by Genentech and those patents to which Genentech has a license as of the Effective Date or in the future acquires a license and under which Genentech is free to grant a sublicense to Tanox for a Tanox Licensed Product, and which contain a Valid Claim covering the manufacture, use or sale of an Anti-IgE Antibody or a Tanox Licensed Product; provided, however, with respect to patents to which Genentech is a licensee, Tanox provides notice to Genentech that it wishes to receive a sublicense and agrees to pay Genentech such royalties, fees or similar payments that Genentech is obligated to make to its licensor for the grant of the license or for the manufacture, use or sale of a Tanox Licensed Product by Tanox or its sublicensee, adjusted as appropriate for the scope of the sublicense granted.

       1.12 "GENENTECH TERRITORY" shall mean every country in the world and the territories and possessions of each such country, other than South Korea, North Korea, People's Republic of China, Taiwan, Singapore and Hong Kong.

       1.13 "INCIDENT" shall mean the negotiations, beginning in 1989 and ending in December 1993, between Tanox and Genentech with regard to a potential collaboration in the identification and development of anti-immunoglobulin E ("anti-IgE") monoclonal antibodies and anti-IgE therapy; the agreements entered into pursuant to those negotiations, as well as any supplements or amendments to those agreements ("the


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Collaboration Agreements"), including but not limited to a Confidentiality
Agreement dated (by Tanox) March 29, 1989 and a Biological Material Transfer and Confidentiality Agreement dated (by Tanox) July 27, 1989; negotiations concerning the construction and meaning of the Collaboration Agreements; the performance of the Collaboration Agreements; any interference in the performance of the Collaboration Agreements; any statements regarding the performance of the Collaboration Agreements; any acts or events prior to or subsequent to the negotiation or execution of the Collaboration Agreements that form the basis of any cause of action alleged in or that could have been alleged in the Lawsuit; any other matters arising out of the Collaboration Agreements; the use heretofore by Genentech of information provided by Tanox to Genentech or to any of Genentech's employees or agents pursuant to the Collaboration Agreements (or otherwise during the time period of such negotiations 1989 to December 1993); the solicitation and obtaining of licensing rights heretofore from third parties in the area of monoclonal antibody research and technology; the research, development and commercialization of anti-IgE monoclonal antibodies and/or anti-IgE therapy heretofore; any infringement heretofore of patents rights held at any time by the Parties to this Agreement regarding recombinant immunoglobulin preparations and monoclonal antibody identification and development; and any statements or representations heretofore made by either Party regarding research, development, and commercialization of anti-IgE monoclonal antibodies and/or anti-IgE therapy.

       1.14 "LICENSED PRODUCT" shall mean either a Genentech Licensed Product or Tanox Licensed Product, as appropriate.

       1.15 "NET SALES" shall mean either Tanox Net Sales or Genentech Net Sales, as appropriate.

       1.16 "OUTLINE OF TERMS" shall mean the agreement between Tanox, Genentech and Ciba attached hereto as Exhibit 1 which sets forth the basic terms agreed by such parties with respect to the joint development and commercialization of Anti-IgE Antibodies and which is intended to be superseded by a definitive agreement(s) as contemplated by Section 8.2 of the Outline of Terms, which agreement(s) is referred to as the ("Definitive Agreement").


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       1.17 "PARTY" shall mean, when used in the singular, either Tanox or
Genentech, as appropriate, and "PARTIES" shall mean Tanox and Genentech.

       1.18 "PERSON" OR "PERSONS" shall include any natural person, as well as any entity such as a corporation, partnership, proprietorship, or business association.

       1.19 "PIVOTAL CLINICAL TRIAL" shall mean a controlled study in humans of the efficacy and safety of a Genentech Licensed Product which is prospectively designed to demonstrate statistically whether that Genentech Licensed Product is effective for use in a particular indication and is intended to be sufficient, if successful, (together with other necessary clinical trials) to obtain approval from the U.S. Food and Drug Administration to sell that Genentech Licensed Product in the United States. A Pivotal Clinical Trial could include a Phase II clinical trial appropriately designed to be within this definition (sometimes referred to as a Phase II/III trial) and would include a Phase III clinical trial (as such terms are used generally in connection with identification of clinical trial protocols).

       1.20 "PRODUCT LICENSE APPLICATION" shall mean an application, filed with the U.S. Food and Drug Administration and accepted by that agency for filing, for the purpose of seeking approval to sell a Genentech Licensed Product in the United States.

       1.21 "TANOX LICENSED PRODUCT" shall mean any pharmaceutical formulation or product or method or system (i) which contains an Anti-IgE Antibody identified and synthesized by Tanox and/or Ciba, or (ii) other IgE inhibiting antibodies within Tanox's MIGIS(R) program, and which, but for the licenses granted hereunder, would infringe a Valid Claim of a Genentech Patent in the country in which such formulation, product, method or system is made, used or sold by Tanox or a sublicensee of Tanox.



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       1.22 "TANOX NET SALES" shall mean the gross invoiced sales price charged by Tanox or its sublicensees hereunder for Tanox Licensed Products in arm's length sales to third parties (excluding sales for clinical trial purposes), after deduction of the following items, to the extent that such items were incurred during such calendar quarter with respect to sales of Tanox Licensed Products hereunder regardless of the calendar quarter in which such sales were made, are included in the price charged, and do not exceed reasonable and customary amounts in the market in which such sale occurred:

   (i)   trade and quantity discounts or rebates;

   (ii) credits or allowances given or made for rejection or return of and for uncollectible amounts on previously sold Tanox Licensed Products or for retroactive price reductions to distributors holding existing product inventories to conform to reductions in the price charged for new purchases of product;

   (iii) any tax or government charge (other than an income tax) levied on the sale, transportation or delivery of a Tanox Licensed Product and borne by the seller thereof; and

   (iv) any charges for freight or insurance in a CIF (cost, insurance, freight) sale.

       1.23 "TANOX PATENTS" shall mean those patents owned in whole or in part now or in the future by Tanox and those patents to which Tanox has a license as of the Effective Date or in the future acquires a license and under which Tanox is free to grant a sublicense to Genentech for a Genentech Licensed Product, and which contain a Valid Claim covering the manufacture, use or sale of an Anti-IgE Antibody or a Genentech Licensed Product; provided, however, with respect to patents to which Tanox is a licensee, Genentech provides notice to Tanox that it wishes to receive a sublicense and agrees to pay Tanox such royalties, fees or similar payments that Tanox is obligated to make to its licensor for the grant of the license or for the manufacture, use or sale of a Genentech Licensed Product by Genentech or its sublicensee, adjusted as appropriate for the scope of the sublicense granted.


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       1.24 "VALID CLAIM" shall mean a subsisting claim of an issued and unexpired patent that has not been held invalid, unpatentable or unenforceable by a decision of a governmental body or count of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal, and that has not been rendered unenforceable through disclaimer.

       2.0 MUTUAL RELEASE, INDEMNIFICATION AND SETTLEMENT AGREEMENT

           2.1  DISMISSAL OF LAWSUIT. Tanox and Genentech agree as follows:

               (i) Tanox and Genentech will each file motions to dismiss their respective claims in the Lawsuit against each other, with prejudice; and

               (ii) each of the Parties shall bear its own costs of court incurred.

           2.2 RELEASE OF GENENTECH. For the Consideration, including the agreements set forth in this Section 2, Tanox hereby RELEASES, ACQUITS, and FOREVER DISCHARGES Genentech and (i) all of its present or former agents, employees, officers, directors, shareholders, partners, joint venturers, and attorneys; (ii) all companies, partnerships, joint ventures, or firms affiliated with or subsidiary to, Genentech; (iii) its predecessors, successors, and assigns; (iv) all other persons, partners, joint venturers, firms, partnerships, joint ventures, and corporations for whose conduct Genentech may be liable; and
(v) all of its insurers from All Claims that have accrued or that may ever accrue to Tanox or any person or persons now or hereafter claiming by, through, or under Tanox.


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           2.3 RELEASE OF TANOX. For the Consideration, including the agreements set forth in this Section 2, Genentech RELEASES, ACQUITS, and FOREVER DISCHARGES Tanox and (i) all of its present or former agents, employees, officers, directors, shareholders, partners, joint venturers, and attorneys; (ii) all companies, partnerships, joint ventures, or firms affiliated with or subsidiary to Tanox; (iii) its predecessors, successors, and assigns; (iv) all other persons, partners, joint venturers, firms, partnerships, joint ventures, and corporations for whose conduct Tanox may be liable; and (v) all of its insurers from All Claims that have accrued or that may ever accrue to Genentech or any person or persons now or hereafter claiming by, through, or under Genentech.

           2.4 NO ADMISSION OF LIABILITY. The payment of any of the Consideration is not an admission of liability and may not be so construed. Genentech vigorously denies the position taken by Tanox in the Lawsuit and Tanox acknowledges the highly disputed nature of its claims in the Lawsuit. Tanox vigorously denies the position taken by Genentech in the Lawsuit, and Genentech acknowledges the highly disputed nature of its claims in the Lawsuit. Each Party acknowledges that this agreement is made as a compromise to avoid further expense and to terminate for all time the controversies which were asserted, could have been asserted, or were sought to be asserted in the Lawsuit.

           2.5 INDEMNIFICATION BY TANOX. Tanox agrees to INDEMNIFY and to DEFEND and to HOLD HARMLESS Genentech and (i) all of its present or former agents, employees, officers, directors, shareholders, partners, joint venturers, and attorneys; (ii) all companies, partnerships, joint ventures, or firms affiliated with or subsidiary to, Genentech; (iii) its predecessors, successors, and assigns; (iv) all other persons, partners, joint venturers, firms, partnerships, joint ventures, and corporations for whose conduct Genentech may be liable; and
(v) all of its insurers from All Claims, together with all costs, expenses, and legal fees, that may be asserted against Genentech by any person, entity, firm, or corporation claiming by, through, or under Tanox, that arise out of the incident and/or the Lawsuit.


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           2.6 INDEMNIFICATION BY GENENTECH. Genentech agrees to INDEMNIFY and to DEFEND and to HOLD HARMLESS Tanox and (i) all of its present or former agents, employee, officers, directors, shareholders, partners, joint venturers, and attorneys; (ii) all companies, partnerships, joint ventures, or firms affiliated with or subsidiary to Tanox; (iii) its predecessors, successors, and assigns; (iv) all other persons, partners, joint venturers, firms, partnerships joint ventures, and corporations for whose conduct Tanox may be liable; and (v) all of its insurers from All Claims, together with all costs, expenses, and legal fees, that may be asserted against Tanox by any person, entity, firm, or corporation claiming by, through, or under Genentech, that arise out of the Incident and/or the Lawsuit.

           2.7 WITHDRAWAL OF OPPOSITION. Genentech agrees that, simultaneously with the filing of motions of dismissal under Section 2.1 above, it will file all documents necessary to withdraw its pending opposition in the European Patent Office to Tanox's patent No. EP-B-407392 relating to Anti-IgE Antibodies.

           2.8 EXEMPTION FROM PROTECTIVE ORDER. Notwithstanding the terms of the protective order agreed in connection with the Lawsuit, the Parties agree that, except for any persons reasonably excluded by notice from a Party to the other prior to the execution of this Agreement, the employees, experts and consultants of a Party having access to information during the course of the Lawsuit will not be prohibited from participating in ongoing development and commercialization activities associated with the Anti-IgE Antibody projects of such Party and/or development and commercialization activities of the Parties pursuant to the Outline of Terms or Definitive Agreement.

           2.9 REPRESENTATIONS OF TANOX. Tanox makes the representations and warranties to Genentech set forth in Exhibit 2.

           2.10 REPRESENTATIONS OF GENENTECH. Genentech makes the representations and warranties to Tanox set forth in Exhibit 3.


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           3.0 EFFECTIVENESS OF CROSS-LICENSE PROVISIONS.

               3.1 OUTLINE OF TERMS. Simultaneously with the execution of this Agreement, the Parties are executing the Outline of Terms. The Outline of Terms and Definitive Agreement, together with that certain Development and Licensing agreement dated May 11, 1990, between Tanox and Ciba (the "D & L Agreement"), shall among them govern the development and commercialization of one or more Anti-IgE Antibodies which have been identified and synthesized by Tanox, Ciba, or Genentech before July 1, 1996. The Parties also acknowledge that, contingent on the occurrence of certain events as set forth in Paragraphs 3.2 through 3.5 below, the Cross-License Provisions shall become effective in lieu of or in addition to the Outline of Terms and Definitive Agreement. Notwithstanding any representations and warranties in this Agreement to the contrary, the Parties acknowledge that in the event of a conflict between this Agreement and the Outline of Terms and Definitive Agreement, the Outline of Terms and Definitive Agreement shall prevail * Each Party agrees that it shall be solely responsible for any claims, damages (including costs, expenses, and legal fees), or other liabilities of any nature asserted against it by Ciba or any third party arising out of or in any way resulting from the grant by Tanox to Genentech of rights hereunder to the Tanox Patents. Further, Genentech acknowledges that the Outline of Terms does not limit or prohibit in any way the exercise by Tanox of its rights under the D & L Agreement with respect to Tanox Licensed Products, except as expressly stated in the Outline of Terms or Definitive Agreement. Tanox acknowledges that the Outline of Terms will not extend its independent rights of parallel product development under the D & L Agreement to Anti-IgE Antibodies identified and synthesized by Genentech.

               3.2 THIRD PARTY ACTIONS. If the Multiparty Transaction requires approval from any regulatory or governmental authority or agency in the United States, the European Union or its member countries, any other country in Europe, or in Japan, or if


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any governmental authority brings any action, formal or informal, against one or more of the Parties to the Outline of Terms or Definitive Agreement in an effort to enjoin, preclude, or prevent the Multiparty Transaction in whole or in part ("Government Action"), then the Parties shall meet and consider, in good faith, how they should lawfully proceed in response to such event. If the Parties have been unsuccessful either (i) after exhausting all reasonable possibilities which do not jeopardize the timely commercialization of a Licensed Product or (ii) by August 1, 1997, whichever is the last to occur, in obtaining any such approval in any country where such approval is required, or in resolving the Government Action, as the case may be, then upon notice by one Party to the other, the Cross-License Provisions shall immediately become effective within any country or countries in which any such approval has not been or cannot be obtained or where any Government Action is being pursued.

               3.3 TERMINATION OF MULTIPARTY TRANSACTION. If the Outline of Terms (or the Definitive Agreement if in effect), is terminated at any time, then upon notice by either Party to the other the Cross-License Provisions shall immediately become effective.

               3.4 ADDITIONAL PRODUCTS. If either Party should at any time require a license of the type provided by the other Party under the Cross-License Provisions for a Licensed Product that such Party may lawfully develop notwithstanding the Multiparty Transaction, then such Party requiring the license shall provide notice to the other of such requirement and, immediately upon such notice, the Cross-License Provisions shall become effective with respect to such Licensed Product.

               3.5 MUTUAL AGREEMENT. At any time after the execution of this Agreement, if the Parties jointly agree in writing that the Cross-License Provisions should be implemented, then the Cross-License Provisions shall become effective as provided in such agreement.


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               3.6 CROSS-LICENSE DATE. The Cross-License Provisions shall become effective immediately upon the date the notice required under Sections 3.2, 3.3, and 3.4, respectively is given in accordance with Section 13.4 ("Cross-License Date") and shall be effective for the purpose or purposes specified in any such notice and to the extent set forth in this Agreement.

    4.0 LICENSES TO GENENTECH UNDER TANOX PATENTS.

               4.1 GRANT OF LICENSE. Effective commencing upon the Cross-License Date, Tanox grants to Genentech under all Tanox Patents, on a country-by-country basis in the Genentech Territory, an exclusive, sublicenseable license to the extent necessary to make, have made, use, sell, have sold and import Genentech Licensed Products for the treatment, prophylaxis or diagnosis of any disease or condition in humans; provided, however, that with respect to Genentech Licensed Products containing an Anti-IgE Antibody identified and synthesized before *, and/or Tanox Patents issued before *, the foregoing limitation "to the extent necessary" shall not be applicable.

               4.2 ROYALTIES. For the Consideration, including the licenses granted herein, Genentech shall pay Tanox, on a country-by-country basis, the following royalties on Net Sales of Genentech Licensed Products by Genentech and its sublicensees:

   (a)   for sales in the United States:

         (i) a royalty of * of Net Sales of Genentech Licensed Products covered in the United States by a Valid Claim of a Tanox Patent; or

         (ii) a royalty of * of Net Sales of Genentech Licensed Products not covered in the United States by a Valid Claim of a Tanox Patent; and

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   (b)   for sales in each country in the Genentech Territory by Genentech and its sublicensees, other than the United States, in which a Genentech Licensed Product is covered in that country by a Valid Claim of a Tanox
         Patent:

         (i) a royalty of * of Net Sales of all such Genentech Licensed Products if the Aggregate Annual Net Sales for all such countries are * or less; and

         (ii) a royalty of * of Net Sales of all such Genentech Licensed Products if the Aggregate Annual Net Sales for all such countries are between * and *; and

         (iii) a royalty of * of Net Sales of all such Genentech Licensed Products if the Aggregate Annual Net Sales for all such countries are greater than *; and

   (c) in each country in the Genentech Territory, other than the United States, where there is no Valid Claim of a Tanox Patent covering a Genentech Licensed Product, a royalty of * of Net Sales of all such Genentech Licensed Products.

      The foregoing royalties shall be payable in each country until the latter of (i) a period of * years from First Commercial Sale of a Genentech
Licensed Product in such country or (ii) the expiration of all Valid Claims of Tanox Patent(s) in such country which a Genentech Licensed Product sold in such country would infringe but for the licenses granted herein. At such time as royalties are no longer payable hereunder in a country, the license granted to Genentech with respect to such country in Section 4.1 shall thereafter be fully paid up and royalty-free in perpetuity.

      Genentech shall be entitled to deduct from the royalties payable with respect to any country hereunder, * of the aggregate royalties required to be paid to a third party(s)


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under license(s) entered into after the Effective Date where such royalties are paid for the manufacture, use or sale of an Anti-IgE Antibody as part of a Genentech Licensed Product in such country to avoid infringing a Valid Claim of such third party's patents; provided, that such deduction in any calendar year shall in no event exceed * of the royalties otherwise payable to Tanox in such country for that calendar year, except the United States, and, in the United States, such deduction shall in no event exceed * of Genentech's Net Sales in a calendar year if a Valid Claim of a Tanox Patent covers the Genentech Licensed Products in the United States or * of Genentech's Net Sales in a calendar year if no Valid Claim of a Tanox Patent covers the Genentech Licensed Products in the United States. For purposes of computing the deduction permitted hereunder, the percentage royalty payable to any such third party with respect to which such deduction is permitted shall not exceed the usual percentage royalty charged by such third party to others or the royalty charged to Ciba, whichever may be less.

         4.3 TANOX EXCLUSIVE TERRITORIES. Genentech agrees that it will not manufacture or sell a Genentech Licensed Product or provide a Genentech Licensed Product for sale or knowingly contribute to or assist in the manufacture or sale of a Genentech Licensed Product in any country outside the Genentech Territory.

    5.0 LICENSES TO TANOX.

         5.1 GRANT OF LICENSE. As additional consideration for the granting of the licenses under Section 4.0 by Tanox, effective commencing upon the Cross-License Date, Genentech grants to Tanox under all Genentech Patents a nonexclusive, worldwide, sublicensable license to the extent necessary to make, have made, use, sell, have sold and import Tanox Licensed Products for the treatment, prophylaxis or diagnosis of any disease or condition in humans and animals; provided, however, that with respect to Tanox Licensed Products containing an Anti-IgE Antibody identified and synthesized before *, and/or Genentech Patents issued before *, the foregoing limitation
"to the extent necessary" shall not be applicable.


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         5.2 ROYALTIES. Tanox will pay Genentech such royalties or other license-related payments as Genentech is obligated to pay to any third party by virtue of the manufacture, use or sale hereunder of any Tanox Licensed Product by Tanox or any sublicensee of Tanox in any country pursuant to Section 5.1 above (excluding any royalties due from Ciba to Genentech or any such third parties under the Outline of Terms or Definitive Agreement); provided, however, that such royalties or other license-related payments shall be the only payments required and shall be comprised of, to the extent applicable, (i) * of Net Sales for Tanox Licensed Products manufactured by or for Tanox and sold or otherwise transferred by Tanox under a sublicense pursuant to the * Agreement effective as of * and Genentech, Inc. (for the purposes of this Agreement, Tanox and Genentech agree that the royalties that Tanox would otherwise pay to Genentech for a sublicense under * Agreement, but for the provisions of this Section 5.2, is *; (ii) * of Net Sales under * Patents as those terms are used in the agreement effective as of * between Genentech, Inc. and *; and (iii) * of Net Sales under * Patents as those terms are used in the Agreement effective as of * between Genentech, Inc. and *. To the best of Genentech's knowledge, there are no other royalty obligations under licenses granted to Genentech existing as the Effective Date hereof with respect to chimeric or humanized monoclonal Anti-IgE Antibodies produced in mammalian cell systems which Tanox would be obligated to pay pursuant to this Section 5.2. and Genentech warrants that it has not assigned any patent applications it may have pending relating to Anti-IgE Antibodies to any third party.

   6.0   ACCESS TO LICENSES.

         6.1 MUTUAL REPRESENTATIONS. Tanox represents to Genentech that it does not have knowledge of any restrictions existing as of the Effective Date which would prevent it from granting licenses to the Tanox Patents as provided under this agreement. Genentech represents to Tanox that it does not have knowledge of any restrictions existing as of the Effective Date which would prevent it from granting licenses to the Genentech Patents as provided under this agreement. If any Patents of a Party which would otherwise be included within the licenses granted herein now or in the future are not licensable or sublicensable under the respective Cross-License Provisions of this Agreement because of contractual restrictions to which such Patents are subject, then such Party shall take reasonable actions in an effort to permit the other Party to secure the benefits of such rights for the purposes intended herein in light of the restrictions to which it is subject, including, without limitation, the agreement of each Party not to sue the other Party for infringement of any such Patents.

         6.2 THIRD PARTY LICENSES. If either Party obtains exclusive access for the allergy field to a patent owned and/or controlled by a third party which is necessary to make have made, use or sell a Licensed Product, then such Party will either (i) permit the other Party to obtain co-exclusive rights to such patent for such field, if possible, or (ii) acquire a license to such patent for such field free of any restrictions which would limit such Party's right to sublicense to the other Party as required under this Agreement, including preservation of such other Party's sublicense rights hereunder.

   7.0 ROYALTY PAYMENTS.

         7.1 PAYMENT DATES. Royalties payable hereunder shall be paid within 100 days of the end of each calendar quarter for Net Sales for that calendar quarter (with respect to all uses of "calendar quarter" in this Agreement, the first calendar quarter in each year ends on March 31, with succeeding calendar quarters ending each 3 months thereafter). Such payment shall be accompanied by a statement showing the amount of each Licensed Product sold in each country, the Net Sales of each Licensed Product in that country's currency in each country in which Net Sales occurred, the royalties payable in local currency, the applicable exchange rate as set forth in Section 7.3 below for that currency, and the royalties payable in U.S. Dollars.

         7.2 RECORDS AND ACCOUNTING. A Party shall keep and require its sublicensees to keep complete and accurate records of the latest three (3) calendar years of Net Sales with respect to which a royalty is payable under this Agreement. The Party receiving royalties shall have the right at its own expense to have an independent, certified or chartered public accountant, reasonably acceptable to the Party paying royalties, review the paying Party's records upon reasonable notice and during reasonable business hours for the purpose of verifying the payments provided for in this Agreement. This right may not be exercised more than once for any calendar year with respect to the records of the paying Party and each of its sublicensees. Should such review lead to the discovery of an under reporting of royalties due hereunder of greater than two percent (2%), the Party under reporting such royalties, in addition to promptly paying the unpaid royalties, shall pay the full cost and expense of such review, plus interest on such unpaid royalties at the rate of 10% per annum from the date any such under reporting occurred to the day paid.

         7.3 CURRENCY OF PAYMENTS. All payments under this Agreement shall be made in United States Dollars by wire transfer (or such other reasonable means as the receiving Party may direct) to such bank account as the receiving Party may designate from time to time. If a wire transfer is to be made, the remitting Party shall provide notice at least five (5) days prior to the date of transfer of the amount of payment and the date it is to be received. Such notice should be given to the Treasurer of the receiving Party at the address set forth at the beginning of this Agreement or such other address as the receiving Party may subsequently direct. Any payments due hereunder on sales outside of the United States shall first be calculated in the currency in which sales took place and then converted to United States Dollars at the average of the average spot rate published in the Wall Street Journal for the last business day of each of the three (3) months of the calendar quarter for which royalties are payable.

    If by law, regulation or fiscal policy of a particular country, remittance of royalties in United States Dollars is restricted or forbidden, notice thereof will be promptly given to the receiving Party, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of the receiving Party in a recognized banking institution designated by the receiving Party. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such a prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties which the paying Party would have been under obligation to transmit or deposit but for the prohibition, shall forthwith be deposited or transmitted promptly to the extent allowable. If a Party is required to pay or withhold any income tax or other tax with respect to royalty payments, such Party shall first (i) furnish the receiving Party, in writing, with the satisfactory evidence that such payment or withholding is required, (ii) provide reasonable assistance in claiming any exemption from any such deduction which may be available, and (iii) provide satisfactory documentation to confirm the payment of the tax.

         7.4 COMBINATION PRODUCT NET SALES. In determining the Net Sales of Combination Products, Net Sales shall first be calculated in accordance with the definition of Net Sales and then multiplied by the percentage value of the Licensed Product contained in the Combination Product, such percentage value being the quotient obtained by dividing the current market price of the Licensed Product by the sum of the separate current market prices of the Licensed Product and the other ingredients which are Therapeutically Active or the device contained in the Combination Product. The current market price of each Therapeutically Active ingredient or the device and of the Licensed Product shall be for a quantity comparable to that contained in the Combination Product and of the same class, purity and potency. When no current market price is available for a Therapeutically Active ingredient or device or a Licensed Product in a Combination Product, the Party with the Combination Product shall calculate a commercially reasonable hypothetical market price for such ingredient or device or Licensed Product, allocating the same proportions of costs, overhead and profit as are then allocated to all similar substances then being made and marketed by that Party marketing the Combination Product and having an ascertainable market price. The current market price shall be determined with respect to the Licensed Product and other Therapeutically Active ingredients or devices in the country in which such sales of Combination Products occur to the extent practicable. In the event of any dispute regarding determination of Net Sales for a Combination Product, the Party with such Combination Product shall pay royalties in accordance with the definition of Net Sales notwithstanding this Section 7.4 or on such other agreed basis until such dispute is resolved. Upon resolution of any such dispute, any excess royalties which may have been paid shall be promptly reimbursed, plus interest on any such excess royalties at the rate of * per annum from the date any such excess royalties were paid to the date of reimbursement.

         8.0 PAYMENTS TO TANOX. For the Consideration, including settlement of the Lawsuit, execution of the Outline of Terms, and grant of the licenses by Tanox herein, Genentech shall pay Tanox the * payment due on execution of this Agreement and dismissal of the Lawsuit within five (5) days of the occurrence of such event and the remaining sums set forth on Exhibit 4 hereto within thirty (30) days of the date upon which each remaining event described on
Exhibit 4 occurs with respect to any Genentech Licensed Product that has been covered by the claims of a Tanox Patent and/or any anti-IgE Product (as that term is used in the Outline of Terms) that is subject to the Outline of Terms of Definitive Agreement. The obligations hereunder are acknowledged to be in addition to any other obligations of Genentech to Tanox under the Outline of Terms or Definitive Agreement. With respect to the amounts payable hereunder, Genentech shall receive a credit of * which shall be applied against royalties due Tanox hereunder or under the Outline of Terms and Definitive Agreement at such time as the total annual net sales of Genentech Licensed Products that have been covered by the claims of a Tanox Patent and anti-IgE Products sold under the Outline of Terms and Definitive Agreement exceed
*.

         9.0 ADDITIONAL LICENSES. In addition to and without limitation of the license granted to Tanox under Section 5.0, Genentech agrees to grant certain additional licenses to Tanox as provided herein. Subject to all of Genentech's existing licenses and existing agreements that restrict Genentech's ability to grant licenses and subject to the additional restrictions set forth below, Genentech agrees to grant to Tanox, *, except that such products shall not include those (i) that are the subject of a prior exclusive license by Genentech to a third party; (ii) that are the subject of an active research or development program of Genentech or its Affiliates; or (iii) that compete with, or will compete with, a then current product of Genentech or its Affiliates or a product in an active research and/or development program of Genentech or its Affiliates; *. Tanox agrees that to the extent Genentech would deprive itself of its right to practice the patents thereby, Genentech shall not be required pursuant hereto to grant sublicense rights to Tanox under those patents known as the * which are the subject of co-exclusive rights between Genentech and * with respect to such patents. Except for those patents and patent applications listed on Exhibit 7, Genentech represents and warrants that it has no existing patents or patent applications and, except for licenses from *, is not a licensee of any patents with claims which cover the * and agrees that Tanox may rely on this representation and warranty in pursuing the development and commercialization of such molecules. Notwithstanding the foregoing restrictions, but expressly subject to certain agreements between Genentech and * covering rights to Genentech's patents, Genentech also represents and warrants that it will grant a *

*. To the extent that Genentech is a licensee of patents which are necessary to make, use or sell any Tanox molecule *.
Any license granted to Tanox
pursuant hereto for the patents set forth on Exhibit 5 shall be at a royalty rate and on other terms to be mutually agreed upon *. If any patents subject to license or sublicense hereunder have no *, the Parties agree to negotiate in good faith the royalty rate and terms on which any such license or sublicense will be granted. Subject to the limitations set forth above, Tanox may exercise its right to such a license or sublicense, without threat of suit or penalty from Genentech, with respect to a product subject to this Section 9.0 * and the Parties shall then negotiate and execute a license agreement for that product and the patents subject to this Section 9.0. If Tanox should ever have under development a product which could be subject to the restrictions on receiving a license set forth herein, then Genentech or Tanox should notify the other of such possibility prior to taking any other actions. If the Parties are unable to resolve the issues prior to the time Tanox files for approval to market such product in any country, which resolution could include a collaboration or cross-licensing opportunity or Tanox's express agreement not to manufacture or market for commercial sale (as such term is used in connection with the definition of * in a country in which a Valid Claim of any Genentech patent covering such product may exist, then Genentech shall be entitled to pursue such legal or other actions as Genentech may determine, in its sole discretion, to be appropriate under the circumstances.

         10.0 TANOX MANUFACTURING FACILITY. With respect to Tanox's pilot manufacturing facility in Houston, Texas, if subsequent to the Selection Date, as defined in the Outline of Terms, such facility is not utilized by Tanox or Ciba for the manufacture of Anti-IgE Antibodies, Genentech agrees to discuss, in good faith, a potential arrangement with Tanox for the manufacture of clinical research material for Genentech in the circumstance where Genentech does not have sufficient capacity at that time to manufacture its own clinical research material needs.

         11.0 CONFIDENTIALITY. In connection with preparation and during the term of this Agreement, one Party may disclose to the other or receive from the other written information relating to the subject matter of this Agreement which information, if so identified in writing either pursuant to this Section 11.0 or otherwise upon disclosure, shall be considered to be the disclosing Party's Confidential Information. Each Party agrees that it will take the same steps to protect the confidentiality of the other Party's Confidential Information as it takes to protect its own proprietary and confidential information. Each Party shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party, except as permitted by this Agreement (or the Outline of Terms or Definitive Agreement) or with the other Party's written consent, the other Party's Confidential Information for a period of five (5) years from the date of termination of the Cross-Licensing Provisions or for 10 years, whichever is longer. For the purposes of this Agreement, Confidential Information shall not include such information that (i) was lawfully known to the receiving Party at the time of disclosure; (ii) was generally available to the public or was otherwise part of the public domain at the time of disclosure or became generally available to the public or otherwise part of the public domain after disclosure other than through any act or omission of the receiving Party in breach of this Agreement; (iii) became known to the receiving Party after disclosure from a source that had a lawful right to disclose such information to others; or (iv) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

      Notwithstanding the above, the Parties may disclose Confidential Information to their legal representatives, to Affiliates and their legal representatives, and to consultants (to the extent such disclosure is intended to further the purposes contemplated under this Agreement) and provided such legal representatives, Affiliates and consultants have agreed in writing to be bound to protect the confidentiality of such information in a manner at least as restrictive as that generally set forth herein.

         12.0 TERM: DEFAULT; SURVIVAL.

                12.1 TERM. Except as otherwise set forth herein, the Cross-Licensing Provisions and Sections 9.0 and 10.0 of this Agreement shall terminate at such time following the First Commercial Sale as royalties are no longer owed by either Party hereunder in any country in the world.

                12.2 TERMINATION. (a) Subject to the simultaneous or prior termination of its participation in the Outline of Terms and Definitive Agreement, and all other development and commercialization activities relating to Anti-IgE Antibodies and Genentech Licensed Products which are subject to this Agreement and have been covered at any time by a claim of a Tanox Patent, Genentech may terminate the provisions of Section 4.0, Section 8.0 and Section
9.0 of this Agreement upon thirty days prior written notice to Tanox (but for Section 9.0, such termination shall be effective only with respect to products which are not already under development at the time of such termination). Upon such termination, Roche shall have the option, exercisable for a period of 90 days after Genentech's termination, to assume all of Genentech's rights and obligations with respect to Anti-IgE Antibodies and Genentech Licensed Products hereunder. If Roche does not exercise this option by the end of the 90 day option period, any licenses granted to Genentech by Tanox under Section 4.0 will immediately terminate, and Genentech shall grant Tanox a royalty-free, non-exclusive license under Genentech's Patents, know how and other technology to make, have made, use, sell, have sold or import Anti-IgE Antibodies and Genentech Licensed Products existing as of the date of such termination and which have been covered at any time by a claim of a Tanox Patent.

         In addition, if Genentech terminates this Agreement pursuant to the foregoing paragraph and Roche does not exercise its option to assume Genentech's rights and obligations hereunder, Tanox shall have the option for a period of 120 days following the date of termination to acquire from Genentech on mutually agreeable and commercial reasonably terms Genentech's. Anti-IgE Antibodies and Genentech Licensed Products existing as of the date of such termination and which have been covered at any time by a claim of a Tanox Patent, as well as cell lines producing such materials or substances used in the development and commercialization of such Antibodies or Products, including data and development information relating thereto. If Tanox fails to exercise its option and Genentech thereafter desires to license or sell such Antibodies or Products to a third party, Genentech shall not license or sell such Antibodies or Products on terms that are in the aggregate more favorable to such third party than those terms that Genentech offered to Tanox unless Genentech first offers such Antibodies or Products to Tanox on such more favorable terms.

         Genentech represents and warrants that it does not presently intend to terminate this Agreement pursuant to this Section 12.2(a) and is not presently aware of any existing development activities within Genentech or elsewhere which would give rise to an Anti-IgE Antibody or Genentech Licensed Product which Genentech would consider developing following a termination pursuant to this
Section 12.2 (a).

                (b) Tanox may terminate the provisions of Section 5.0 of this Agreement upon thirty days prior written notice to Genentech. Upon any such termination, any licenses granted to Tanox by Genentech thereunder will immediately terminate.

         12.3 DEFAULT. Failure by either Party (the "defaulting Party") to comply with any of the material obligations contained in this Agreement shall entitle the other Party (the nondefaulting Party") to give the defaulting Party notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within the sixty (60) day period after the receipt of such notice, the nondefaulting Party shall be entitled, except as otherwise specifically provided in this Agreement (including, without limitation, Tanox's right to receive payments under Section 8.0 so long as the Outline of Terms or Definitive Agreement continue in effect) and subject to any arbitration award under Section 13.12 (b), to terminate all or any part of this Agreement or the licenses granted herein and without prejudice to any other rights conferred on it by this Agreement.

         12.4 SURVIVAL OF PROVISIONS. Except to the extent termination is expressly permitted herein, the agreements and obligations of the Parties shall survive to the extent and/or for the purposes provided herein.

    13.0  GENERAL PROVISIONS.

         13.1 ADEQUACY OF CONSIDERATION. By signing this Agreement, each Party to this Agreement acknowledges the receipt by such Party and the sufficiency to such Party of the Consideration.

         13.2 *

         13.3 GUARANTY. Genentech, Inc. absolutely and unconditionally guarantees the prompt and punctual payment and performance when due of the obligations of Genentech International Limited to Tanox under this Agreement. This is a continuing guaranty applicable to and guaranteeing any and all obligations and liabilities of every kind and character of Genentech International Limited to Tanox and Genentech, Inc. waives any right to require that any action be brought against Genentech International Limited or any other person or entity. Genentech, Inc. also expressly waives all rights to which it may be entitled by virtue of Chapter 34 of the Texas Business and Commerce Code.

         13.4 NOTICES. All notices which may be required pursuant to this Agreement (i) shall be in writing, (ii) shall be addressed, in the case of Genentech (except as otherwise specified herein), to the Corporate Secretary at the address set forth at the beginning of this Agreement, and in the case of Tanox to the President at the address set forth at the beginning of this Agreement, (or to such other person or address as either Party may so designate from time to time), (iii) shall be mailed, postage-prepaid, by registered mail or certified mail, return receipt requested, or transmitted by courier for hand delivery or sent by express courier service, and (iv) shall be deemed to have been given on the date of receipt if sent by mail or on the date of delivery if transmitted by courier or express courier service.

         13.5 ENTIRE AGREEMENT. This Agreement, the Outline of Terms, and the Definitive Agreement to be concluded hereafter are the entire agreements between the Parties regarding the subject matter hereof, and there are no prior written or oral promises or representations not incorporated herein or therein. No amendment or modification of the terms of this Agreement shall be binding on either Party unless reduced to writing and signed by an authorized officer of the Party to be bound.

         13.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by either Party without the other's prior written consent, except that this Agreement (with the exception of Section 9.0 which shall not be assignable without Genentech's prior written consent, which will not be unreasonably withheld) may be assigned in whole or in part to an Affiliate or a successor to all or substantially all of a Party's business by merger, sale of assets, sale of stock or otherwise.

         13.7 WAIVER. The waiver by a Party hereto of any breach of or default under any of the provisions of this Agreement or the failure of a Party to enforce any of the provisions of this Agreement or to exercise any right thereunder shall not be construed as a waiver of any other breach or default or as a waiver of any such rights or provisions hereunder.

         13.8 SEVERABILITY. If any part of this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective only to the extent of such invalidity or unenforceability, without in any way affecting the remaining parts of this Agreement. In addition, the part that is ineffective shall be reformed in such a manner as to as nearly approximate the intent of the Parties as possible.

         13.9 PUBLICITY. The Parties acknowledge that certain information contained in this Agreement will be set forth in a press release with agreed upon text and release date and time following the execution of this Agreement. Except for the information in that disclosure, neither Genentech nor Tanox shall issue any public statement concerning this Agreement or the transactions contemplated by this Agreement without the other Party's reasonable prior written consent; provided, however, that either Party may disclose the transaction or the terms hereof or thereof from time to time without the other Party's consent (i) if such consent has been requested and not received and such information is set forth in disclosures to investors and prospective investors in the securities of a Party in compliance with laws, rules and regulations covering any such transactions or such Party has a written opinion from outside counsel that it is otherwise required by law to disclose the transaction or the terms thereof, or (ii) to the extent that similar disclosure has been previously approved by the Parties pursuant to this Section 13.9. The foregoing notwithstanding, Tanox may disclose the terms of this Agreement to its existing shareholders, investment bankers and other financial consultants, and prospective investors in Tanox, provided that any such recipient of such information must agree in writing prior to disclosure to be bound to protect the confidentiality of that information for a period of at least three (3) years and in a manner at least as restrictive as that generally set forth in Section 11.0 above.

         13.10 NO PARTNERSHIP. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other.

         13.11 SURVIVAL OF REPRESENTATIONS. All agreements and representations made by the parties in this Agreement shall survive the execution and delivery of this Agreement, the payment and receipt of Consideration, and the execution and delivery of any other instrument, or the taking of any other actions required or provided for in this Agreement.

         13.12 DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to the validity, enforceability or performance of this Agreement, including disputes relating to alleged breach or termination of this Agreement but excluding any determination as to the validity of the Parties' patents (hereinafter, the "Dispute"), shall be settled in accordance with the provisions of this Section 13.12, and no Party can initiate any litigation in connection with a Dispute except to enforce an arbitration award under Section 13.12 (b). If a Party intends to begin mediation or arbitration to resolve a Dispute, such Party shall provide written notice to the other Party informing such other Party of such intention and the issues to be resolved. From the date of such request and until such time as any matter has been finally settled by mediation or arbitration, the running of the time periods contained in Section 12.3 in which a Party must cure a breach of this Agreement shall be suspended as to the subject matter of the Dispute.

         (a) MEDIATION. The Parties have entered into the Agreement in good faith and in the belief that it is mutually advantageous to them. It is with that same spirit of cooperation that they pledge to attempt to resolve any dispute amicably and without the necessity of litigation. Accordingly, they agree that if any Dispute should arise, prior to the commencement of any legal action, they will first seek to mediate their Dispute by mediation, with a mediator mutually agreeable between the Parties. If the Parties are unable to agree upon a mediator within ten (10) days of the date a Party has requested mediation, either one of them may thereafter request JAMS/ENDISPUTE to designate a mediator to preside over the mediation proceeding. The Parties agree to sign a document agreeing that the mediation and mediator will be governed by the provisions of Chapter 154 of the Texas Civil Practice and Remedies Code and such other rules as the mediator prescribes. The Parties commit to participate in the proceedings in good faith with the intention of resolving the Dispute, if at all possible. The fees and expenses of the mediator will be shared equally by the Parties. The mediator is disqualified as a witness, consultant, expert or counsel for any Party with respect to the Dispute and any related matters.

         (b) BINDING ARBITRATION. If the Dispute has not been resolved by mediation within sixty days after the request for mediation is made, then upon the request of either party, the Dispute will be settled by binding arbitration as provided in this Section 13.12 (b).

            (1) The arbitration shall be administered by the American Arbitration Association ("AAA"), pursuant to its then current Commercial Arbitration Rules, except as otherwise provided in this Section 13.12 (b). The arbitration shall be conducted by a panel of three arbitrators ("the Panel"). The Panel shall be selected from a pool of arbitrators to be presented to the Parties by AAA.

            (2) If a Party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables in the AAA rules, the Panel may extend such time tables, but in no event shall the time tables be extended so that the proceeding extends more than 1 year from its beginning to the award.

            (3) The Parties (i) acknowledge that the issues that may arise in a Dispute may involve a number of complex matters and (ii) confirm their intention that each Party will have the opportunity to conduct complete discovery with respect to all material issues involved in the Dispute in accordance with the rules of the Federal Rules of Civil Procedure.

            (4) The Panel shall, in rendering its decision, apply the substantive law of the state in which the proceeding takes place, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Section 13.12 (b) shall be governed by the Federal Arbitration Act. The Panel shall apply the Federal Rules of Evidence to the hearing. The proceeding shall take place in San Francisco, California if arbitration is initiated by Tanox and in Houston, Texas if arbitration is initiated by Genentech. The fees of the Panel and AAA shall be paid in the manner designated by the Panel under Section 13.12 (b) (6) below.

            (5) The Panel is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorney's fees, and to grant final, complete, interim, or interiocutory relief, including injunctive relief, but excluding punitive damages and multiple damages. The Parties shall be deemed to have waived any right to such punitive damages or multiple damages.

            (6) Unless the Panel directs otherwise pursuant to Section 13.12 (b)
(5) above, each Party shall bear its own legal fees. The Panel shall assess costs, fees and expenses of the AAA and the Panel to the Parties in the manner the Panel deems appropriate under the circumstances.

            (7) The arbitration proceeding shall be confidential and the Panel shall issue appropriate protective orders to safeguard each Party's Confidential Information. Except as required by law, no Party shall make (or instruct the Panel to make) any public announcement with respect to the proceedings or decision of the Panel without prior written consent of each other Party. The existence of any Dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

         (c) ENFORCEMENT. For purposes of this Section 13.12, the Parties agree to accept the jurisdiction of the federal counts located in the Southern District of Texas with respect to arbitration proceedings initiated by Genentech and with the Northern District of California with respect to arbitration proceedings initiated by Tanox for the purposes of enforcing awards entered pursuant to Section 13.12 (b) and for enforcing the agreements reflected in this
Section 13.12.

         13.13 AGREEMENT TO PERFORM NECESSARY ACTS. Each Party agrees to perform any further acts and execute and deliver any and all further documents, agreements, and/or instruments which may be reasonably necessary or desirable to carry out or effect the provisions of this Agreement.

         13.14 COUNTERPARTS. This Agreement may be executed in counterparts, and each such counterpart shall be deemed an original for all purposes.


GENENTECH, INC.                                 TANOX BIOSYSTEMS, INC.
By:                                             By: David Anderson
Title: CEO & President                          Title: Executive Vice President

GENENTECH INTERNATIONAL LIMITED
By: PETER MARTIN
Title: Director

                                                                       EXHIBIT 1


               OUTLINE OF TERMS FOR SETTLEMENT OF THE LITIGATIONS
             AMONG GENENTECH INC., GENENTECH INTERNATIONAL LIMITED,
                             TANOX BIOSYSTEMS, INC.
                             AND CIBA-GEIGY LIMITED
                              RELATING TO ANTI-IGE

                        INHIBITING MONOCLONAL ANTIBODIES

In 1993 Tanox sued Genentech * in the context of anti-IgE-antibody projects to which both companies are committed. Genentech then sued Tanox and, later on Ciba for infringement of Genentech's * patent by their anti-IgE and anti-HIV monoclonal antibody projects. Ciba and Tanox filed a counterclaim for invalidation of said patent. Tanox has further filed certain patent applications on which some patent rights have already been granted which may extend to Genentech's anti-IgE substance, although Genentech does not agree that they do. Now the parties are willing to settle all their pending litigations including potential future disputes regarding anti-IgE antibodies on the basis of the following principles:

1. MERGER OF ANTI-IGE PROJECTS

   The anti-IgE-antibody projects of Genentech on the one side and Ciba/Tanox on the other side shall be merged, but Genentech and Ciba/Tanox will continue to take their respective anti-IgE antibodies through Phase II clinical trials currently in progress or planned to be performed during 1996. Based upon the results of these trials and other relevant considerations Genentech, Tanox and Ciba shall jointly discuss and decide by June 1, 1997 at the latest which of the anti-IgE antibodies shall be taken up in Phase III trials, be developed for additional indications (if any), be submitted for marketing authorization and be commercialized as a pharmaceutical product ("anti-IgE Product"). The final Agreement(s) as referred to in Section 8.2 shall provide for procedures in case of a disagreement between the parties. All development activities shall be supervised by a Steering Committee on which each party is represented. The merging of each party's anti-IgE-antibody projects and the development and commercialization thereof according to this Outline of Terms shall extend to all IgE inhibiting antibodies (including fractions or derivatives thereof) which have been identified and synthesized by either party hereto *

2. SHARING OF DEVELOPMENT COST

   All development activities for the anti-IgE Project/Product including such things as the manufacture of the clinical material, the conduct of clinical trials, the development of the process to make anti-IgE antibodies and required supporting activities/services and fees which are necessary for obtaining the NDA in the USA and the marketing authorization(s) in Europe shall be pooled between Genentech and Ciba. This cost pooling shall commence as of the date on which the selection of the anti-IgE Product for further development has been made (the "Selection Date").

   These pooled costs shall be allocated to the US development cost account on the one side and the Europe development cost account on the other side on a pro rata basis to be agreed upon according to the prospective sales potential for the anti-IgE Product in each of the two territories.

   The development cost allocated to the US shall be shared between Ciba and Genentech in the ratio of *, whereas the development cost for Europe -subject to
Section 11 hereafter- shall be borne as to * by Ciba and as to * by Genentech.

   Any additional development cost required for the commercialization of the anti-IgE Product in territories outside the US and Europe shall be borne exclusively by Ciba/Tanox according to the Development and Licensing Agreement between Tanox and Ciba dated May 11, 1990, and the amendment thereto relating to the territories of Taiwan, Korea, Singapore, China and Hong Kong (the "D&L Agreement"), subject to additional cost obligations for Japan which may arise according to Section 11 hereafter.

3. COMMERCIALIZATION

   3.1 The anti-IgE Product shall be commercialized in the US under one brand under a co-promotion scheme by Ciba and Genentech to be further elaborated and agreed upon. In lieu of Tanox's right under the D&L Agreement to participate in such co-promotion in the US, Tanox will be entitled to the payments set forth in
Section 5.1 hereafter.

   All the cost for the manufacturing/purchase of anti-IgE Product and all the cost for its marketing and sale in the US including all supporting and auxiliary activities and royalties to third parties (if any) shall be shared between Ciba and Genentech on a * basis.

   All the net profits from the commercialization of the anti-IgE Product in the US shall be shared between Ciba and Genentech on a * basis.

   3.2 The anti-IgE Product shall be commercialized in Europe exclusively by Ciba, subject to Section 11 hereafter. All the cost for the manufacturing/purchase of the anti-IgE Product and all the cost for its marketing and sale including all supporting activities and royalties to Tanox on the one hand and third parties (if any) and all the net profits from the commercialization of the anti-IgE Product in Europe shall be shared between Ciba and Genentech on the basis of * (Ciba): * (Genentech).

   3.3 In all countries in the world other than US and Europe, Ciba shall have exclusive rights for the commercialization of the anti-IgE Product, subject to certain rights which Tanox has in Taiwan, Korea, Singapore, China and Hong Kong according to a separate agreement and the rights for Japan as set out in Section 11 hereafter. No specific compensation shall be due to Genentech by Ciba for these rights.

4. MANUFACTURE

   Ciba and Genentech together with Tanox (to the extent they are exercising their rights of co-manufacturing) shall share in the responsibility for assuring adequate product supply necessary for commercialization of the anti-IgE Product. Genentech shall, on request of Ciba, manufacture the jointly selected anti-IgE Product up to a quantity of * of the anti-IgE antibody per year and shall sell the anti-IgE Product to the appropriate selling organizations in the US, Europe and the rest of the world at a price equal to the full manufacturing cost as defined in the Appendix hereto, plus an uplift of *. The parties also shall consider and, as appropriate, reach agreement on plans to assure adequate product supply in the event such * quantity is insufficient to meet projections for product requirements reasonably established by mutual agreement of the parties. The parties acknowledge that such manufacturing by Genentech and any manufacturing by Ciba shall be subject to Tanox's co-manufacturing rights under the D&L Agreement and the terms of a manufacturing and supply agreement to be negotiated between Tanox and the purchasing party in the manner contemplated by the D&L Agreement. Tanox agrees to waive its rights to compensation for relinquishing its rights under the D&L Agreement to manufacture * of such * which may be manufactured by Genentech, but Tanox does not waive its right prospectively to exercise its co-manufacturing rights. If Genentech terminates its cooperation hereunder, it shall continue to be bound by the above supply obligation for a reasonable period of time to establish an alternative supply source for the anti-IgE Product, such period to be mutually agreed upon in the Definitive Agreement.

   The manufacturing price paid to Genentech shall constitute a cost element in the calculation of the cost/net profit to be shared according to Sec. 3.1 paragraphs 2 and 3 and Sec. 3.2 paragraph 2.

   In the event that there should not be enough anti-IgE Products available to meet the requirements of the different markets the available quantities shall be allocated pro rata to the respective potential in these markets.

5. ROYALTIES AND MILESTONE PAYMENTS TO TANOX

   5.1 Tanox is entitled to a royalty on the net sales of the anti-IgE Product in the USA, as set out in the D&L Agreement, which amounts to * of such US net sales (or * if there is no valid Tanox patent), plus (i) * on * of such US net sales, payable by Genentech, and (ii) * of Ciba's net profits from the commercialization of the anti-IgE Product in the US, payable by Ciba.

   5.2 For the sales of the anti-IgE Product in Europe and the rest of the world, Tanox shall be paid the royalties specified in the D&L Agreement.

   5.3 The milestone payments payable to Tanox specified in the D&L Agreement shall become due regardless of whether the anti-IgE Product selected originates from Tanox or Genentech and, except for payments due for NDA/PLA submission and approval in Japan, shall be included in the cost to be shared according to
Section 2 above.

   5.4 Payments made to Tanox in connection with development activities undertaken by Tanox for the anti-IgE Project/Product after the Selection Date shall be included in the cost to be shared according to Section 2 above. The parties acknowledge and agree that for 1996 the already approved Tanox budget will continue. For 1997 the Tanox budget will be similar to that of 1996, unless Genentech, Tanox and Ciba conclude that activities at Tanox for 1997 would result in a significant reduction of Tanox's 1997 budget. In such event Ciba, Genentech and Tanox will negotiate in good faith an appropriate payment in addition to such reduced budget covering Tanox's reasonable cost for phaseout of its activities. Such payment, however, shall not exceed * of the budget calculated for the last full 12 months prior to the Selection Date. For subsequent years thereafter, development activities which should be undertaken by Tanox so as to maintain its active involvement will be agreed by Ciba, Genentech and Tanox and a Tanox budget will be submitted for approval in accordance with current procedures.

6. LICENSES

   Each party hereto shall grant to the other party any and all licenses and/or sublicenses (to the extent possible and subject to payment of the appropriate royalty or other payment amount due to third parties, such payment to be borne or shared by the parties as otherwise provided herein, or if not provided herein, then only if the party sublicensed pays such royalty or amount) under their respective present and future patent rights, other intellectual property rights, licenses, know-how, technology, cell lines, materials, etc. they own and/or control to the extent they are required for or are to be used by the parties as jointly agreed for the development, manufacture, use and sale of the anti-IgE Product. No other compensations for these licenses shall be due than those set out in this outline.

   Each party hereto represents that it does not have knowledge of any such rights that it currently owns and to which it currently has a license which cannot be made accessible to the other parties hereto.

   To the extent any such rights of a party are not licensable or sublicensable such party shall take reasonable actions to permit the commercialization of the anti-IgE Product on a reasonable basis in the light of the restrictions to which it is subject.

7. SETTLEMENT

   7.1 The parties hereto shall dismiss all claims filed in the lawsuits against each Genentech and F. Hoffmann-La Roche Ltd. and its three affiliates concerned on the one side and Ciba and Tanox on the other side pending and consolidated with the US District Court for the Southern District of Texas, Houston Division (the "Litigation").

   7.2 Except as may be otherwise agreed between some of the parties hereto, each party shall bear all cost and expenditure incurred by it under or in connection with the above lawsuits.

8. CONDITIONS PRECEDENT

   8.1 The parties are aware that the envisaged terms of settlement set out herein might need clearance by the relevant authorities and agree to cooperate via their internal and external experts in this respect.

   8.2 The parties shall negotiate in good faith and enter into (a) detailed agreement(s) (the "Detailed Agreement") implementing and completing the terms outlined herein within 6 months from the execution of this Outline.

9. PUBLICATIONS

   Unless otherwise agreed in advance in writing among all parties hereto, none of the parties hereto shall directly or indirectly make any public statement, press release or give any information to the public about this Outline of Terms and the Detailed Agreement to be entered into pursuant hereto. However, this restriction shall not apply to disclosure of information which the parties acknowledge will be set forth in press release with agreed upon text and release date and time, to be prepared following execution of the Outline of Terms, and to statements, information, or announcements required by law, regulation or administrative action to be disclosed including disclosure to (prospective) investors in the securities of a party. In such event, the parties shall promptly coordinate to the extent possible, the wording of any such disclosures. This restriction on publication shall not be applicable to disclosures made to third parties who are subject to non-disclosure or confidentiality obligations.

10.   CONFIDENTIALITY

   10.1 Any information and data disclosed by a party to another party hereto (the "Receiving Party") in the context of the selection, development and commercialization of the anti-IgE Product shall be kept strictly confidential by the Receiving Party, shall not be disclosed to any third party by the Receiving Party and shall not be used by the Receiving Party for any purpose other than those contemplated under this Outline of Terms, the D&L Agreement and the Detailed Agreement.

   10.2 The obligations set out in Section 10.1 above shall not apply to information and data of which the receiving party can show that it:

        (i) is or has become generally available to the public otherwise than through violation of the obligation set out in Section 10.1 above;

        (ii) has been received from a third party who did not acquire it directly or indirectly from the disclosing party.

   Notwithstanding the above, the parties may disclose such information (a) to the extent as required to be disclosed to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations including disclosure to (prospective) investors in the securities of a party, provided that the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure, and (b) to their legal representatives, to affiliates and their legal representatives, and to consultants to the extent such disclosure is intended to further the purposes contemplated under this Outline of Terms, the D&L Agreement, and the Detailed Agreement, provided such legal representatives, affiliates and consultants are covered by obligations of confidentiality with respect to such information no less stringent than those set forth herein, and further (c) in connection with publications, lectures, seminars or other presentations with respect to which all parties hereto have agreed in advance in writing.

11.   RIGHTS RESERVED TO ROCHE

   11.1 The parties acknowledge that Genentech is a party to certain agreements with F. Hoffman-La Roche Ltd. and certain of its affiliates (collectively, "Roche") under which Roche has certain rights to products being developed by Genentech (the "G/R Agreements"). In the event Roche exercises its rights under the G/R Agreements, Genentech and Roche have requested that certain rights to participate in the commercialization of the anti-IgE Product be reserved to Roche. Subject to receipt by Ciba and Tanox of a joint notification by Roche and Genentech of Roche's exercise of rights under the G/R Agreements and to its joinder in this Outline of Terms and the Detailed Agreement implementing and completing the terms outlined herein, the parties agree to reserve for Roche's benefit certain rights to participate in commercialization of the anti-IgE Product in Europe and Japan as set forth in this Section 11.

   11.2 For Europe and Japan, Roche shall have an option to participate in the commercialization of the anti-IgE Product according to the following terms:

   Roche's option, which shall be established and may be exercised on a country-by-country basis, will be subject to the anti-IgE Product having a significant "general practitioner potential" ("GP potential") in each country. The GP potential of the anti-IgE Product is characterized in particular by the following (cumulative) criteria: (i) clinical activity in patients with mild to moderate allergic asthma and/or allergic rhinitis is demonstrated; (ii) a patient friendly formulation (e.g. inhalation device or pen for autoinjection);
(iii) safety profile of the Product and its application is adequate for self-administration; (iv) dose level and cost for the galenical formulation and/or a device, such as to permit pricing accepted for reimbursement by social security schemes in the respective country with a sufficient gross margin to support the business case for co-promotion.

   The envisaged commercialization scheme in Europe would be a co-promotion by Roche of the anti-IgE Product sold by Ciba wherever legally possible and, in those countries in Europe where no co-promotion is possible, each of Ciba and Roche may market and sell the anti-IgE Product under different trademarks on its own. The commercial terms and conditions e.g. modus of exercising of the option (until submission of marketing authorization to the competent authorities at the latest), time and manner in which reimbursement/sharing of development costs will occur, and manner in which co-promotion sales will be attributed to each party, etc., will be part of the detailed agreement(s) referenced in Section
8.2. It is understood, however, that each Ciba and Roche should be able to make bookings of sales in the same order of magnitude.

   11.3 For each country in Europe in which Roche exercises its option, Ciba agrees to share profits on a * basis under a co-promotion scheme, subject also to a * sharing of all development and commercialization costs as provided in Sections 2 and 3 above, in lieu of the * cost and profit sharing for Europe otherwise provided in such Sections 2 and 3. For any country in Europe in which Roche chooses not to exercise its option, the cost and profit sharing ratios will continue to be * between Ciba and Genentech, as set out in Section 3.2 paragraph 2 above. In case of a co-marketing in a country Ciba and Roche shall negotiate in good faith the terms and conditions of such co-marketing in that country on the basis of a * sharing of the pertaining development cost, but, with respect to that country no sharing of marketing cost nor profit sharing neither between the co-marketing parties nor according to sections 2 and 3 above shall apply. If Roche exercises its option hereunder only for a limited number but not for all countries in Europe, then the costs to be shared in each country in which Roche exercises its option(s) will be based on a allocation of all development and commercialization costs attributable to Europe on a pro rata basis to each such country in a manner to be agreed upon according to the prospective sales potential for the anti-IgE Product in each of the countries in Europe. Profits for each such country will be based on total sales revenues for the anti-IgE Product in each such country.

   11.4 At the time Roche exercises its option for any country in Europe, Roche and Genentech shall notify Ciba of their agreement regarding which of them will be responsible for the costs to be shared or whether each will share a portion thereof and regarding the manner in which they will participate in the profits to be shared. Such notice will be accompanied by payment of an amount sufficient to reduce Ciba's share in those costs already shared on a * basis to *.

   11.5 In Japan, subject to Roche's participation in co-development of the anti-IgE Product for Japan, Roche shall have an option to market and sell the approved anti-IgE Product on its own under a different trademark. To maintain its rights for Japan hereunder, Roche shall have twelve (12) months from the date of execution of this Outline of Terms in which to notify Ciba and Tanox of its election to participate in the development of the anti-IgE Product for Japan. At such time as Roche notifies Ciba of such election, Roche shall be obligated to reimburse Ciba for * of all development costs incurred by Ciba for development in Japan since the Selection Date and Roche shall be entitled immediately to participate with Ciba/Tanox in the development activities in Japan on the basis of a * sharing of development cost including the milestone payments to Tanox due on filing and grant of NDA/PLA in Japan, as specified in the D&L Agreement. In the event that it should become evident that the anti-IgE Product has no GP Potential in Japan, contrary to prior expectations, Ciba and/or Roche may chose to terminate the joint development in Japan, and Ciba shall retain all further rights to development and commercialization of the anti-IgE Product in Japan against reimbursement of Roche's development cost including mile-stone payment, if any incurred.

     11.6 The parties acknowledge that the detailed agreement(s) contemplated under Section 8.2 will contain provisions which complete and implement the terms outlined in this Section 11. The parties agree that Roche may participate in negotiations relating to such provisions whether or not Roche has exercised its rights under the G/R Agreements so that Roche will have the opportunity to participate in establishing the detailed terms governing the rights reserved to Roche hereunder.

12. EARLY TERMINATION

     Genentech may terminate the cooperation hereunder at any time during the development of the Anti-IgE Product by giving 120 days prior notice to Ciba and Tanox and paying all amounts due hereunder up to such termination date. If Genentech terminated its cooperation hereunder, Roche shall have the option exerciseable for a period of 30 days after Genentech's termination, to assume all of Genentech's rights and obligations hereunder. If Roche does not exercise such option, all of Genentech's rights under this cooperation, except for rights with respect to which Roche has exercised its options under Section 11, shall revert to Ciba, which shall be entitled to continue the development and to commercialize the Anti-IgE Product on its own or with Roche, as the case may be, without further compensation to Genentech, an which shall assume Genentech's obligations hereunder.

     Ciba may terminate the cooperation hereunder at any time during the development of the Anti-IgE Product by giving 120 days prior notice to Genentech and Tanox and paying all amounts due hereunder up to such termination date. Such notice also shall act as notice to Tanox of Ciba's termination of the D&L Agreement. In such even, subject to the right of the parties hereunder, the termination provisions of the D&L Agreement shall govern such termination. Genentech and, as applicable, Roche shall be entitled to continue development in the U.S., Europe, and Japan, as the case may be, in Ciba's stead, subject to assuming Ciba's obligations hereunder, and to reimbursing Tanox for any compensation which may be payable by Tanox to Ciba as a result of such termination. Tanox shall have and retain exclusive rights for the commercialization of the Anti-IgE Product in all other countries in the world.

13. BINDING NATURE

     The contents of this Ouline of Terms represent the bona fide intent of the parties. The parties hereto shall use all reasonable effort to complete the final agreement(s) as referred to in Section 8.2 above as soon as reasonably practicable. It is understood, however, that unless and until the said formal agreement(s) is/are completed and entered into the parties (including their legal successors) shall be legally bound by and shall operate under the terms reflected in the present Outline of Terms, which shall be governed by the laws of the State of New York without regard to conflict of law principles.

Tanox Biosystems Inc.:                                  Date____________________



Genentech Inc.:                                         Date____________________



Genentech International Limited:                        Date____________________



Ciba-Geigy Limited:                                     Date____________________
<PAGE
                                                  > APPENDIX TO OUTLINE OF TERMS


DEFINITION OF FULLY BURDENED MANUFACTURING COST

Genentech's Fully Burdened Manufacturing Cost shall mean:

(a) the actual direct cost associated with the manufacture of the Anti-IgE Product, i.e. direct material cost, direct labor cost, direct equipment cost, direct facility expense, direct quality control expense, direct energy cost, direct environmental expense, provided, however, that such actual direct cost shall not include cost associated with idle plant capacity, plus

(b) an allocation of Genentech's overhead cost associated with such manufacture, up to a maximum of fifty percent of the actual price cost, which allocation for manufacturing overhead shall be made in accordance with U.S. Generally accepted cost accounting principles consistently applied by Genentech across all similar pharmaceutical manufacture operations, plus

(c) Genentech's allocable intellectual property acquisition, licensing and royalty cost paid to third parties (except Tanox) upon the sale of Anti-IgE Products to third parties, plus

(d) any other costs borne by Genentech for transport, customs clearance and storage of Anti-IgE Product, to the extent necessary (i.e. freight, duty, insurance and warehousing).

                                   EXHIBIT 2
                    REPRESENTATIONS AND WARRANTIES BY TANOX


(a) Before executing this Agreement, Tanox became fully informed of the terms, contents, conditions, and effect of this Agreement.

(b) Tanox is a corporation duly organized, existing, and in good standing under the laws of the State of Texas.

(c) Tanox possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

(d) Tanox has taken all necessary corporate and legal action to authorize the execution, delivery, and performance of this Agreement.

(e) No consent or authorization of, filing with or any other act by or in respect of any other person (including any shareholder or creditor) or court is required in connection with the settlement of All Claims as set forth in this Agreement or with the execution, delivery, or performance by Tanox or the validity or enforceability as to Tanox of this Agreement.

(f) This Agreement has been duly executed and delivered by Tanox and constitutes a legal, valid and binding obligation of Tanox enforceable against Tanox in accordance with its terms.

(g) No promise or representation of any kind has been made to Tanox or by anyone acting for Tanox, except as is expressly stated in this Agreement.

(h) Except for certain claims or portions thereof which may have been assigned to its attorneys, Tanox is the lawful owner of All Claims asserted by Tanox in the Lawsuit and has not assigned, pledged, or in any other manner sold or transferred any right, title, interest, or claim that arises out of or is the subject of the Incident and/or the Lawsuit.

(i) In entering this Agreement, Tanox has had the benefit of the advice of lawyers of its own choosing; and Tanox enters this Agreement freely, by Tanox's own choice, and judgment, and without duress or other influence.

(j) Tanox understands that this Agreement is a full, final, and complete release of the other Party to this Agreement and that the Consideration includes the ONLY benefits Tanox shall ever receive from such Party as a result of the Incident and the Lawsuit.

(k) Tanox recognizes that the recitations contained in this Agreement are contractual and not a mere recital.

                                    EXHIBIT 3
                  REPRESENTATIONS AND WARRANTIES BY GENENTECH


(a) Before executing this Agreement, Genentech became fully informed of the terms, contents, conditions, and effect of this Agreement.

(b) Each of Genentech, Inc. and Genentech International Limited is a corporation duly organized, existing, and in good standing under the laws of the respective state, country, or jurisdiction under which they each have been organized.

(c) Genentech possesses all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

(d) Genentech has taken all necessary corporate and legal action to authorize the execution, delivery, and performance of this Agreement.

(e) No consent or authorization of, filing with or any other act by or in respect of any other person (including any shareholder or creditor) or court is required in connection with the settlement of All Claims as set forth in this Agreement or with the execution, delivery, or performance by Genentech or the validity or enforceability as to Genentech of this Agreement.

(f) This Agreement has been duly executed and delivered by Genentech and constitutes a legal, valid and binding obligation of Genentech enforceable against Genentech in accordance with its terms; provided, that this representation is not intended to apply to Section 2.7 of the Agreement.

(g) No promise or representation of any kind has been made to Genentech or by anyone acting for Genentech, except as is expressly stated in this Agreement.

(h) Genentech is the lawful owner of All Claims asserted by Genentech in the Lawsuit and has not assigned, pledged, or in any other manner sold or transferred any right, title, interest, or claim that arises out of or is the subject of the incident and/or the Lawsuit.

(i) In entering this Agreement, Genentech has had the benefit of the advice of lawyers of its own choosing; and Genentech enters this Agreement freely, by Genentech's own choice, and judgment, and without duress or other influence.

(j) Genentech understands that this Agreement is a full, final, and complete release of the other Party to this Agreement and that the Consideration includes the ONLY benefits Genentech shall ever receive from such Party as a result of the incident and the Lawsuit.

(k) Genentech recognizes that the recitations contained in this Agreement are contractual and not a mere recital.

                                    EXHIBIT 4
                                 PAYMENT AMOUNTS


                        EVENT                                    PAYMENT AMOUNT
                    -------------                               ----------------

(a) Execution of this Agreement and dismissal of all claims in          *
    the Lawsuit as described in Paragraph 2.1 of this Agreement.

(b) Initiation of the first Pivotal Clinical Trial                      *

(c) Filing of the first Product License Application (or                 *
    equivalent in the U.S.)

(d) First approval by the Food and Drug Administration of a             *
    Product License Application (or equivalent in the U.S.)

(e) At such time as total annual net sales of all Genentech             *
    Licensed Products and Anti-IgE Antibody products sold under the Outline of Terms and Definitive Agreement first exceed *

If the total payment set forth above has been made by Genentech under this Agreement for an event described above, no additional payment shall be due under this Agreement for any subsequent occurrence that is covered by the language describing that event.

                                    EXHIBIT 5
                               SECTION 9.0 PATENTS


U. S. Patent Nos.    4,356,270
                     4,366,246
                     4,425,437
                     4,431,739
                     4,571,421
                     4,704,362
                     5,221,619
                     5,420,020

   and any and all patents maturing from applications that are divisionals, continuations or continuations-in-part of the parent applications of any of the foregoing; foreign counterparts, if any, of the foregoing; and any and all reissues or extensions of any of the foregoing.

   U. S. Patent No. 4,816,567 and the claims relating to chimeric antibodies found in patents or patent applications arising from divisionals, continuations or continuations-in-part of any application from which U.S. Patent No. 4,816,567 claims priority (excluding U.S.S.N. 07/205,419 and foreign counterparts thereof) as well as the foreign counterparts of the foregoing and any and all reissues, reexaminations or extensions of the foregoing; and

   any patent issuing based on U.S.S.N. 07/205,419 (a continuation of the application maturing into U. S. Patent No. 4,816,567) relating to the coexpression of immunoglobulin chains in recombinant host cells, as well as the divisionals, continuations or continuations-in-part of such application as well as foreign counterparts, if any, of the foregoing; and any and all reissues, reexaminations or extensions of the foregoing.

                                    EXHIBIT 6
                           TANOX PRODUCT OPPORTUNITIES

   o   Allergen-specific human IgA antibodies for mucosal administration.

   o   Anti-HIV-1 neutralizing antibodies.

   o   MIGIS-mIgA antibodies (against a portion of membrane IgA).

   o MIGIS-mIgG antibodies (against a portion of membrane IgG). o MIGIS-mIgM antibodies (against a portion of membrane IgM).

   o   Anti-Rh antibodies.

   o   Antibodies against adipocytes.

   o   Anti-tissue factor antibodies.

   o   Anti-complement pathway antibodies.

   o   Anti-Epstein Barr virus antibodies.

   o   Anti-mb-1 antibodies.

   o   Anti-drug resistant bacteria MAbs

   o Therapeutic immunogen for treating human IgE-mediated diseases. o Novel anti-HIV binding protein and related products. o PLATAR (Polyvalent ligand against T-cell antigen receptors): Polyvalent binding fragments of T-cell receptors, including anti-CD3).

                                    EXHIBIT 7

Foreign patents and applications based on U.S. Serial No. 07/110,255 entitled METHOD AND THERAPEUTIC COMPOSITIONS FOR THE TREATMENT OF BLEEDING DISORDERS filed October 20, 1987, which is a continuation-in-part of U.S. Serial No. 06/926,977

and

U.S. and foreign patents and applications based on U.S. Serial No. 07/237,585 entitled METHOD AND THERAPEUTIC COMPOSITIONS FOR THE TREATMENT OF MYOCARDIAL INFARCTION filed August 25, 1988, which is a continuation-in-part of U.S. Serial No. 07/209,665 filed June 21, 1988, which is a continuation-in-part of U.S. Serial No. 110,2565 filed October 20, 1987, which is a continuation-in-part of U.S. Serial No. 06/926,977 filed Nov. 4, 1986.